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SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Western Sierra Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTERN SIERRA BANCORP
3350 Country Club
Cameron Park, California 95682

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 11, 2002

TO THE SHAREHOLDERS OF
WESTERN SIERRA BANCORP:

        Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Western Sierra Bancorp (the "Bancorp") will be held at the Cameron Park Country Club, 3201 Royal Drive, Cameron Park, California, on Tuesday June 11, 2002 at 5:00 p.m. for the purpose of considering and voting upon the following matters:

1.
Election of Directors. To elect 13 persons to serve as directors of the Bancorp until their successors are duly elected and qualified.

Charles W. Bacchi	Howard A. Jahn
Matthew A. Bruno	Alan J. Kleinert
Barbara L. Cook	Thomas J. Manz
Lary A. Davis	Douglas A. Nordell
William M. Eames	Harold S. Prescott, Jr.
William J. Fisher	Osvaldo I. Scariot
Gary D. Gall
2.
Ratification of Appointment of Accountants. To ratify the appointment of Perry-Smith LLP as the Bancorp's independent public accountants.

3.
Transaction of Other Business. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

        The board of directors has fixed the close of business on May 1, 2002 as the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting.

        The Bylaws of the Bancorp set forth the following procedures for nominations to the board of directors:

  Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Philip S. Wood
Dated: May 7, 2002	Philip S. Wood, Secretary

        WE URGE YOU TO VOTE IN FAVOR OF MANAGEMENT'S PROPOSAL BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE ENCLOSED PROXY IS SOLICITED BY THE BANCORP'S BOARD OF DIRECTORS. ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY FILING WITH THE SECRETARY OF THE BANCORP AN INSTRUMENT REVOKING IT OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON. PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO THAT WE CAN ARRANGE ADEQUATE ACCOMMODATIONS.

WESTERN SIERRA BANCORP

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
JUNE 11, 2002

INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of Proxies for use at the 2002 Annual Meeting of Shareholders (the "Meeting") of Western Sierra Bancorp (the "Bancorp") to be held on Tuesday, June 11, 2002 at 5:00 p.m. at the Cameron Park County Club, 3201 Royal Drive, Cameron Park, California, and at any and all adjournments thereof.

It is anticipated that this Proxy Statement and the accompanying Notice and form of Proxy will be mailed to shareholders eligible to receive notice of, and to vote at, the Meeting on or about May 7, 2002.

Revocability of Proxies

A form of Proxy for voting your shares at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to and may revoke it at any time before it is exercised by filing with the Secretary of the Bancorp an instrument revoking it or a duly executed Proxy bearing a later date. In addition, the powers of the proxyholders will be suspended if the person executing the Proxy is present at the Meeting and elects to vote in person by advising the chairman of the Meeting of his or her election to vote in person, and voting in person at the Meeting. Subject to such revocation or suspension, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxyholders in accordance with the instructions specified on the Proxy. UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE SHARES REPRESENTED BY YOUR EXECUTED PROXY WILL BE VOTED "FOR" ELECTION OF THE DIRECTORS NAMED HEREIN, "FOR" THE RATIFICATION OF PERRY-SMITH LLP AS THE BANCORP'S INDEPENDENT PUBLIC ACCOUNTANTS AND IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

Persons Making the Solicitation

This solicitation of Proxies is being made by the Bancorp's board of directors (the "Board"). The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of Proxies for the Meeting will be borne by the Bancorp. It is contemplated that Proxies will be solicited principally through the use of the mail, but directors, officers and employees of the Bancorp may solicit Proxies personally or by telephone, without receiving special compensation therefor. In addition, the Bancorp may use the services of individuals or companies it does not regularly employ in connection with this solicitation of Proxies, if management determines it to be advisable.

VOTING SECURITIES

There were issued and outstanding 3,782,007 shares of the Bancorp's common stock ("Common Stock") on May 1, 2002, which has been fixed as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the Meeting (the "Record Date"). On any matter submitted to the vote of the shareholders, each holder of Common Stock will be entitled to one vote, in person or by Proxy, for each share of Common Stock he or she held of record on the books of the Bancorp as of the Record Date. In connection with the election of directors, there is no cumulative voting. The effect of broker nonvotes is that such votes are not counted as being voted; however such votes are counted for purposes of determining a quorum. The effect of a vote of abstention on any matter is that such vote is not counted as a vote for or against the matter, but is counted as an abstention.

SHAREHOLDINGS OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Management of the Bancorp knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent (5%) or more of the outstanding shares of Common Stock, except as set forth in the table below. The following table sets forth, as of March 1, 2002, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of the Bancorp's directors, named executive officers and principal shareholders and by the directors and executive officers of the Bancorp as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 1, 2002. Each person in the table, except as noted has sole voting and investment powers over the shares beneficially owned.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Named Executive Officers:
Charles W. Bacchi	133,753	(1)	3.8%
Matthew A. Bruno	N/A	(2)
Barbara L. Cook	12,484	(3)	*
Lary A. Davis	28,854	(4)	*
William M. Eames	N/A	(5)
William J. Fisher	14,219	(6)	*
Gary D. Gall	216,918	(7)	6.0%
Howard A. Jahn	23,372	(8)	*
Alan J. Kleinert	58,416	(9)	1.7%
Thomas J. Manz	24,832	(10)	*
Douglas A. Nordell	140,965	(11)	4.0%
Harold S. Prescott, Jr.	76,864	(12)	2.2%
Osvaldo I. Scariot	117,679	(13)	3.3%
Kirk N. Dowdell	133,534	(14)	3.8%
Philip S. Wood	5,516	(15)	*
Lesa A. Fynes	13,569	(16)	*
All Directors and Executive Officers as a Group (16 in all)	645,244	(17)	17.5%

*
Less than 1%.

(1)
Mr. Bacchi has shared voting and investment powers as to 129,988 these shares of which 89,812 shares and 30,764 shares are owned in his capacity as a co-trustee for the Bancorp's ESOP and the Bancorp's 401(k) Plan, respectively. Mr. Bacchi disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan. The total amount includes 3,765 shares acquirable by exercise of stock options.

(2)
Mr. Bruno did not become a director of the Bancorp until after the completion of the acquisition of California Central Bank which was on April 1, 2002. As of January 30, 2002, Mr. Bruno beneficially owned 31,800 shares of Central California Bank.

(3)
The amount includes 1,450 shares acquirable by exercise of stock options.

(4)
Mr. Davis has shared voting and investment powers as to 19,804 of these shares. The amount includes 9,050 shares acquirable by exercise of stock options.

(5)
Mr. Eames did not become a director of the Bancorp until after the completion of the acquisition of California Central Bank which was on April 1, 2002. As of January 30, 2002, Mr. Eames beneficially owned 118,932 shares of Central California Bank.

(6)
Mr. Fisher has shared voting and investment powers as to 6,106 of these shares. The amount includes 8,113 shares acquirable by exercise of stock options.

(7)
Mr. Gall has shared voting and investment powers as to 120,576 of these shares of which 89,812 and 30,764 shares are owned in his capacity as a co-trustee for the Bancorp's ESOP and the Bancorp's 401(k) Plan, respectively. Mr. Gall disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants other than himself in the ESOP and 401(k) Plan. The total amount includes 79,228 shares acquirable by exercise of stock options. Mr. Gall's address is 4080 Goldorado Circle Plaza, Cameron Park, CA 95682

(8)
Mr. Jahn has shared voting and investment powers as 19,442 of these shares. The amount includes 400 shares acquirable by exercise of stock options.

(9)
The amount includes 9,050 shares acquirable by exercise of stock options.

(10)
Mr. Manz has shared investment powers as to 13,493 of these shares. The amount includes 400 shares acquirable by exercise of stock options.

(11)
Mr. Nordell has shared voting and investment powers as to 125,775 of these shares of which 89,812 and 30,764 shares are owned in his capacity as a co-trustee for the Bancorp's ESOP and the Bancorp's 401(k) Plan, respectively. Mr. Nordell disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass through voting and investment rights exercised by participants other than himself in the ESOP and 401(k) Plan. The total amount includes 4,999 shares acquirable by exercise of stock options.

(12)
Mr. Prescott has shared voting and investment powers as to all of these shares. The amount includes 400 shares acquirable by exercise of stock options.

(13)
Mr. Scariot has shared voting and investment powers as to 113,914 of these shares. The amount includes 3,765 shares acquirable by exercise of stock options.

(14)
Mr. Dowdell has shared voting and investment powers as to 133,534 of these shares of which 89,812 and 30,764 shares are owned in his capacity as a co-trustee for the Bancorp's ESOP and the Bancorp's 401(k) Plan, respectively. Mr. Dowdell disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants other than himself in the ESOP and 401(k) Plan. The total amount includes 11,659 shares acquirable by exercise of stock options.

(15)
The amount includes 2,804 shares acquirable by exercise of stock options.

(16)
The amount includes 12,637 shares acquirable by exercise of stock options.

(17)
The amount includes 153,009 shares acquirable by exercise of stock options.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Bancorp's directors and certain executive officers and persons who own more than ten percent of a registered class of the Bancorp's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Reporting Persons are required by Securities and Exchange Commission regulation to furnish the Bancorp with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 5 were required for those persons, the Bancorp believes that, during 2001 the Reporting Persons complied with all filing requirements applicable to them, except for four Form 4's filed late by Mr. Manz, one Form 3 filed late by Mr. Nordell and one Form 5 filed late by Mr. Kleinert.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The persons named below, all of whom are current members of the Board, will be nominated for election as directors at the Meeting to serve until the 2003 Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes of the proxyholders will be cast in such a manner as to effect the election of all 13 nominees, as appropriate. The 13 nominees for directors receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board. The Board has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for directors may only be made by complying with the nomination procedures which are included in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

The following table sets forth, as of March 1, 2002, the names of, and certain information concerning, the persons to be nominated by the Board for election as directors of the Bancorp.

Name and Title Other than Director	Age	Year First Appointed Director	Principal Occupation During the Past Five Years
Charles W. Bacchi Chairman of the Board	58	1993	Partner in Bacchi Ranch, Lotus, California. General Manager and Partner, E Bar LLC, a cattle ranch.
Matthew A. Bruno	58	2002	Owner of Turlock Dairy and Refrigeration, an equipment supply and dairy design firm located in Turlock.
Barbara L. Cook	70	1993	Real estate broker. Former co-owner of Coker & Cook Real Estate, which was sold to Coldwell Banker in 1998.
Lary A. Davis	48	2000	President of Sonora Community Hospital.
William M. Eames	66	2002	Director of the Lafayette Community Foundation, California Symphony and the John Muir Foundation.
William J. Fisher	54	1993	President/Broker of Pacific States Development Corporation, real estate development and marketing. Mr. Fisher is also an attorney.

Gary D. Gall President and Chief Executive Officer	50	1993	President and Chief Executive Officer of the Bancorp. Mr. Gall has over 25 years of community banking experience.
Howard A. Jahn	56	1999	Retired. Former Senior Vice President of CB Commercial, a commercial real estate brokerage firm.
Alan J. Kleinert	57	2000	Owner of Cutler-Segerstrom Insurance and investor in Kleinert & van Savoye Corporation (investments). Former Chairman of the Board of Sentinel Community Bank.
Thomas J. Manz	52	1999	Managing member of KMS LLC, real estate development. Director of Pacific Coast Banker's Bank, and former Chairman of the Board of Roseville 1st National Bank
Douglas A. Nordell	53	2002	President and Chief Executive Officer of Lake Community Bank since November, 1998. Former Executive Vice President and Chief Operating Officer of Roseville 1st National Bank (1994-1998).
Harold S. Prescott, Jr.	70	1983	Licensed civil engineer and Owner of Prescott Engineering, Land Surveying & Civil Engineering.
Osvaldo I. Scariot	75	1983	Retired in 1998. Former owner and operator of El Dorado Disposal Service and Western El Dorado Recovery System.

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Bancorp acting within their capacities as such. There are no family relationships between any of the directors of the Bancorp.

The Board of Directors and Committees

        The Bancorp's Board held 15 meetings during 2001. None of the directors attended less than 75% of all Board meetings and committee meetings (of which they were a member) that were held in 2001.

        In 2001, the Bancorp had a standing Audit Committee and a standing Executive Committee, but did not have a nominating committee.

        The Audit Committee, which consists of Ms. Cook, (Chairperson), Messrs. Davis, Kim Daters and Scariot met nine times in 2001. The purpose of the Audit Committee is to review all internal and external examination reports, the audited financial statements, review internal audit findings and monitor Year 2002 progress and to select the Bancorp's independent certified public accountants.

        The Executive Committee, which consists of Messrs. Gall (Chairman), Jahn, Fisher, Kleinert, Prescott and Scariot met six times in 2001. The purpose of the Executive Committee is to review policies, review human resource issues, grant stock options and approve other personnel matters which are in excess of management's authority, consider mergers and acquisitions, develop marketing programs and participate in strategic planning, and to make recommendations to the Board regarding nominees for election of directors.

Audit Committee Report

        This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Bancorp specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

        Each of the audit committee members satisfies the definition of independent director as established in the Nasdaq listing standards. The audit committee has reviewed Bancorp's audited financial statements and discussed such statements with management. The audit committee has discussed with Perry-Smith LLP, the Bancorp's independent auditors during the year 2001, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees, as amended).

        The audit committee received written disclosures and a letter from Perry-Smith LLP, required by Independence Standards Board Standard No. 1, and has discussed with them their independence from management. The audit committee has also considered whether the independent auditors' provision of other non-audit services is compatible with the auditors' independence.

        Based on the review and discussions noted above, the audit committee recommended to the Board that the Bancorp's audited financial statements be included in the Bancorp's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

        The audit committee has also confirmed that there have been no new circumstances or developments since their respective appointments to the audit committee that would impair any member's ability to act independently.

The Audit Committee

Barbara Cook, Chairperson	Kim Daters
Lary Davis	Osvaldo Scariot

Director Compensation

        Outside directors receive $300 per month from the Bancorp for director fees and directors of each of the subsidiary banks receive $300 per month from the subsidiary banks on which they serve, for director fees, except the Chairman of the Board of the Bancorp, who receives $1,000 per month from the Bancorp, and the Chairmen/Co-Chairmen of the Boards of each of the subsidiary banks who receive $500 per month from the subsidiary banks on which they serve.

        In November, 1996, each of the then directors of the Bancorp, other than Mr. Gall, was granted stock options to acquire 5,398 shares of Common Stock, all at an exercise price of $7.41 per share. The options are for a term of ten years expiring in November, 2006. These options were fully vested upon the grant.

        In May, 1999, each of the directors of the Bancorp who was a director in 1998, other than Mr. Gall, was granted stock options to acquire 2,315 shares of Common Stock, all at an exercise price of $11.02 per share. The options are for a term of ten years expiring in May, 2009. These options were fully vested upon the grant.

        During 2000, each of the directors of the Bancorp, other than Mr. Gall participated in Western Sierra Bancorp's incentive compensation plan and earned a bonus of $7,000 or a stock option grant of 1,050 shares for directors that served the entire year or 612 shares for directors that came on the Board during the year from Sentinel Community Bank. The directors that elected stock options grants were Ms. Cook and Messrs. Bacchi and Scariot, who each received a stock option grant of 1,050 shares and Messrs. Davis and Kleinert, who each received a stock option grant of 612 shares. These stock options were granted on February 22, 2001 with an exercise price of $10.95 per share.

        Each of the directors of the Bancorp that served the entire year in 2001, other than Messrs. Gall and Nordell received a stock option grant of 400 shares on January 1, 2002 with an exercise price of $16.25 per share.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF PERRY-SMITH LLP AS
THE BANCORP'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The firm of Perry-Smith LLP served as independent certified public accountants for the Bancorp through the year 2001. The Bancorp has selected Perry-Smith LLP to serve as the Bancorp's independent certified public accountants for the year 2002. The Bancorp's board has determined the firm of Perry-Smith LLP to be fully independent of the operations of Bancorp.

        Aggregate fees billed by Perry-Smith LLP to the Bancorp for the year ended 2001 are as follows:

Audit fees	$128,600
Financial Information Systems Design and Implementation	$0
All other fees	$132,700

        The Audit Committee of the Bancorp has considered the provision of nonaudit services provided by Perry-Smith LLP to be compatible with maintaining the independence of Perry-Smith LLP.

        Perry-Smith LLP audited Bancorp's financial statements for the year ended December 31, 2001. It is anticipated that a representative of Perry-Smith LLP will be present at the meeting and will be available to respond to appropriate questions from shareholders at the meeting.

        In the event shareholders do not ratify the appointment of Perry-Smith LLP as the Bancorp's independent certified public accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Bancorp's Audit Committee and the Board.

        Ratification of the appointment of Perry-Smith LLP as the Bancorp's independent certified public accountants for fiscal year 2002 requires the affirmative vote of a majority of the outstanding shares of the Bancorp's common stock represented and voting at the meeting.

        Management recommends that the shareholders vote "FOR" ratification of the appointment of Perry-Smith LLP as the Bancorp's independent certified public accountants for 2002.

Executive Officers

        The following table sets forth information, as of March 1, 2002, concerning executive officers of the Bancorp:

Name	Age	Position and Principal Occupation For the Past Five Years
Gary D. Gall	50	President and Chief Executive Officer of the Bancorp.
Kirk N. Dowdell	39	Executive Vice President and Chief Credit Officer of the Bancorp since May, 1999, and Executive Vice President and Chief Credit Officer of Western Sierra National Bank since September, 1997. Mr. Dowdell was promoted to President and Chief Executive Officer of Western Sierra National Bank on April 17, 2002. Former executive officer of Commerce Security Bank, Sacramento, California.
Douglas A. Nordell	53	President and Chief Executive Officer of Lake Community Bank since November, 1998. Former Executive Vice President and Chief Operating Officer of Roseville 1st National Bank (1994-1998).
Thomas C. Warren	64	Senior Vice President/Human Resources since August, 1999. Former Senior Vice President and Chief Financial Officer of the Bancorp from May to August of 1999. Former Senior Vice President and Chief Financial Officer of Roseville 1st National Bank (1996-1999).
Philip S. Wood	58	Corporate secretary and Senior Vice President and Chief Administrative Officer of Bancorp. Former Executive Vice President and Chief Operating Officer of Sentinel Community Bank (1997-2000) and Former Vice President and Area Manager for ValliWide Bank (1996-1997).
Lesa A. Fynes	43	Acting Chief Financial Officer since April 2002 and Senior Vice President/Operating Systems Analyst. Former Senior Vice President/Chief Financial Officer of the Bancorp from August 1999 to June 2001, and former Controller of the Bancorp from 1996 to 1999. Ms. Fynes is the spouse of Mr. Gall.

Summary Compensation Table

Long Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Positon	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Options/ SARs(2)	LTIP Payouts ($)	All Other Compensation(3) ($)
Gary D. Gall, President & Chief Executive Officer of the Bancorp	2001 2000 1999	215,500 170,986 155,219	145,844 106,542 87,972	15,182 9,361 11,147		26,250 11,025 25,467		6,601 12,053 11,419
Kirk N. Dowdell, Executive Vice President and Chief Credit Officer of Bancorp and Western Sierra National Bank	2001 2000 1999	117,500 117,172 100,980	45,576 37,852 23,424	10,064 9,564 9,570		6,100 1,653 1,735		3,528 8,945 7,460
Douglas Nordell, President & CEO of Lake Community Bank	2001 2000	105,000 100,500	32,216 27,253	480 4,800		4,575 1,653		3,163 5,081
Philip S. Wood, Senior Vice President, CAO and Corporate Secretary	2001 2000	73,609 67,632	53,207 3,000	1,200 0		3,050 3,307		2,034 452
Lesa A. Fynes, Acting CFO and Senior Vice President/Operating Systems Analyst(4)	2001 2000	91,010 76,476	39,095 25,229	0 180		3,100 1,653		2,579 2,034

(1)
These amounts represent perquisites consisting of automobile allowance, country club fees, automobile allowance and family health insurance premiums as applicable to the executive officer.

(2)
These amounts are adjusted for stock dividends. The Bancorp has no SARs.

(3)
This amount represents the cost of premiums for life insurance and Western Sierra National Bank's contribution for the 401(k) Plan and ESOP, except for the amount of ESOP contributions for 2001 which have not been determined.

(4)
Ms. Fynes was Senior Vice President/Chief Financial Officer of the Bancorp from August 1999 to June 2001.

Option/SAR Grants Table
Option/SAR Grants in Last Fiscal Year

Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term (10) Years
		% of Total Options/SARs Granted to Employees in Fiscal Year
	Options/SARs Granted (#)		Exercise or Base Price ($/Share)
Name				Expiration Date	5%($)	10%($)
Gary D. Gall	26,250	31.9	$12.62	4/10/11	208,337	527,967
Kirk N. Dowdell	6,100	7.4	$12.62-$15.90	4/10/11-12/11/11	56,665	143,519
Douglas A. Nordell	4,575	5.6	$12.62-$15.90	4/10/11-12/11/11	42,498	107,640
Phil S. Wood	3,050	3.7	$12.62-$15.90	4/10/11-12/11/11	28,332	71,760
Lesa A. Fynes	3,100	3.8	$12.62-$15.90	4/10/11-12/11/11	26,666	42,595

(1)
The Bancorp has no SARs, and the number of options and exercise price are adjusted for stock dividends.

Option/SAR Exercises and Year End Value Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Year End Option/SAR Value

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Year End (#) Exercisable/Unexercisable(1)	Value of Unexercised In-the-Money Options/SARs at Year End ($) Exercisable/Unexercisable(1)
Gary D. Gall	0	N/A	71,773/37,802	482,791/172,506
Kirk N. Dowdell	0	N/A	10,561/6,566	59,213/17,296
Douglas A. Nordell	0	NA	3,659/6,041	16,544/19,126
Phil S. Wood	0	N/A	1,933/4,424	9,502/16,505
Lesa A. Fynes	0	N/A	11,539/4,166	83,610/16,456

(1)
The Bancorp has no SARs.

Employment Contracts

        On December 4, 1997, Western Sierra National Bank entered into an agreement with Mr. Gall to provide him with severance benefits of up to two years' worth of his regular compensation at the time of severance of employment in the event of (i) any merger or consolidation where Western Sierra National Bank is (A) not the surviving or resulting corporation or (B) the surviving corporation and the shareholders of Bancorp at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) a transfer of all or substantially all of the assets of Western Sierra National Bank, or (iii) a sale of the equity securities of Bancorp representing more than 50% of the aggregate voting power of all outstanding equity securities of Bancorp to any person or entity, or any group of persons or entities acting in concert (any of these events shall be referred to as an "Acquisition"). The severance agreement is for a term of 5 years, and in the event of an Acquisition, if Mr. Gall is not given a new employment agreement that is satisfactory to him in his sole discretion within 15 days prior to the date of consummation of the Acquisition, then Western Sierra National Bank shall pay him the severance payment in a lump sum.

        Mr. Gall also has a salary continuation agreement which provides that Western Sierra National Bank will pay him $165,500 per year for 15 years following his retirement from Western Sierra National Bank at age 65 or later ("Retirement Age"). In the event of disability while Mr. Gall is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $165,500 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 65 or the date on which he is no longer entitled to disability benefits provided by Western Sierra National Bank. In the event of termination with or without cause or voluntary termination, Mr. Gall shall receive a benefit amount that is a percentage of the $165,500 per year for 15 years based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Gall attains age 65 or beginning with the month following his death, if earlier. The vesting schedule is 5% per year of service for the first seventeen years beginning January 9, 1995, and decreases to an additional 3% per year of service for the last five years. Payment of salary continuation benefits to Mr. Gall is subject to his not working as an employee, independent contractor, or consultant of or for a branch of a financial institution located within a 15 mile radius of any branch of Western Sierra National Bank. In the event there is a change of control of the Bancorp, Mr. Gall shall be entitled to a lump sum payment of the present value (using the Applicable Federal Rate) of $165,000 being paid in 180 monthly installments beginning on the first day of the month following the consummation of the change of control. In the event Mr. Gall is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then no further payments are to be paid pursuant to the salary continuation agreement after his death, but the beneficiaries of Mr. Gall shall be entitle to benefits of a split dollar agreement between Mr. Gall and Western Sierra National Bank. Pursuant to the split dollar agreement, upon Mr. Gall's death, his properly designated beneficiaries would be entitled to 75% of the difference between the death proceeds of certain life insurance policies with Mr. Gall as the insured and the cash value of such policies. Western Sierra National Bank would be entitle upon the death of Mr. Gall, the remaining 25% of such difference. As of December 31, 2002, 75% of the difference between the death proceeds of those certain life insurance policies and the cash value of such policies was $1,542,110.

        On December 4, 1997, Western Sierra National Bank entered into an agreement with Mr. Dowdell to provide him with severance benefits of up to two years' worth of his regular compensation at the time of severance of employment in the event of an Acquisition. The amount of the severance payment will be calculated as stated in the severance agreement and is determined by the total assets of Western Sierra National Bank at the time of the Acquisition. The severance agreement is for a term of 5 years, and in the event of an Acquisition, if Mr. Dowdell is not retained by the resulting corporation for at least one to two years in a position comparable to that of the highest level senior vice president of the resulting corporation or a position accepted by Mr. Dowdell, or the resulting corporation reduces his base salary from his base salary at the time of the Acquisition during the next one to two years following the Acquisition, then the resulting corporation shall pay him the severance payment in a lump sum.

        Mr. Dowdell also has a salary continuation agreement which provides that Western Sierra National Bank will pay him $50,000 per year for 15 years following his retirement from Western Sierra National Bank at age 65 or later ("Retirement Age"). In the event of disability while Mr. Dowdell is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $50,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 65 or the date on which he is no longer entitled to disability benefits provided by Western Sierra National Bank. In the event Mr. Dowdell dies after being disabled, his beneficiaries would be entitled to such salary continuation benefits. In the event of termination without cause or voluntary termination, Mr. Dowdell shall receive a benefit amount that is a percentage of the $50,000 per year for 15 years based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Dowdell attains age 65 or beginning with the month following his death, if earlier. The vesting schedule is 4% per year of service beginning January 1, 2000. In the event of any (i) merger, consolidation or reorganization of the Bancorp in which (A) the Bancorp does not survive or (B) the Bancorp survives with a resulting change in beneficial ownership of the Bancorp of more than 50% of the voting shares, (ii) sale of more than 50% of the beneficial ownership of the voting shares of the Bancorp to any person or group of persons acting in concert, or (iii) transfer or sale of more than 50% of the total market value of the assets of the Bancorp (any of these events shall be referred to as a "Bancorp Acquisition," Mr. Dowdell shall receive a lump sum at the time of the consummation of such transaction equal to the present value of the aggregate amount of the $50,000 per year being paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following the consummation of such transaction discounted using the long term monthly Applicable Federal Rate at the time of the consummation of such transaction. The lump sum payment is reduced if such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280G of the Code. Payment of salary continuation benefits to Mr. Dowdell is subject to his not working as an employee, independent contractor, or consultant of or for a financial institution located within a 35 mile radius of the head office of Western Sierra National Bank within a period of three years from the date of termination of employment.

        In the event Mr. Dowdell dies while employed by Western Sierra National Bank or dies after retirement, then pursuant to a split dollar agreement between Mr. Dowdell and Western Sierra National Bank, his properly designated beneficiaries would be entitled to 75% of the difference between the death proceeds of certain life insurance policies with Mr. Dowdell as the insured and the cash value of such policies, however in the event of Mr. Dowdell dying after retirement, the aggregate amount paid under Mr. Dowdell's salary continuation agreement and split dollar agreement shall be limited no more than the total of the 180 monthly payments that would have been paid to Mr. Dowdell under his salary continuation agreement as if Mr. Dowdell retired and died after receiving all 180 monthly payments. Western Sierra National Bank would be entitled upon the death of Mr. Dowdell to the remaining difference. As of December 31, 2002, 75% of the difference between the death proceeds of those certain life insurance policies and the cash value of such policies was $408,487. Mr. Dowdell would be considered as being employed for purposes of the split dollar agreement in the event Mr. Dowdell has at least 12 years of service with Western Sierra National Bank and is disabled for the entire period between the time of his disability and death or is on a Western Sierra National Bank board approved leave of absence.

        Mr. Nordell entered into an agreement with Lake Community Bank, a subsidiary of Bancorp to provide him with severance benefits of up to two years' worth of his base salary determined as of the month prior to a triggering event if after a triggering event (i) he is not retained by the resulting corporation for a period of two years in a position acceptable to him or a position comparable to that of the highest level vice president of the resulting corporation or (ii) his base salary is reduced at any time during the two years following the triggering event. A triggering event is any (i) merger or consolidation involving Lake Community Bank in which (A) the Lake Community Bank does not survive or (B) the shareholders of Bancorp at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) the transfer of all or substantially all of the assets of Lake Community Bank, (iii) a sale of the stock of Lake Community Bank representing more than 50% of the aggregate voting power of all outstanding stock of Lake Community Bank to any person or entity, or group of persons acting in concert. The severance agreement is for a term expiring on April 30, 2004.

        Mr. Nordell also has a salary continuation agreement which provides that Lake Community Bank will pay him $50,000 per year for 15 years following his retirement from Lake Community Bank at age 65 or later ("Retirement Age"). In the event Mr. Nordell terminates employment due to disability prior to Retirement Age, he will receive a benefit amount commencing after termination of employment and continuing for 15 years that is based on his years of service and increases yearly beginning with benefits of $1,645 per year after a partial year of service to benefits of $50,000 per year after 15 years of service. In the event Mr. Nordell dies after disability payments have begun, his beneficiaries would be entitled to such salary continuation benefits. In the event, Mr. Nordell is actively employed by Lake Community Bank and dies prior to Retirement Age, his beneficiaries would be entitled to benefits of $50,000 per year for 15 years beginning the month after his death. In the event of early termination of employment with Lake Community Bank, Mr. Nordell would receive salary continuation benefits based on his years of service and receive up to a benefit of $48,355 per year for 15 years based on 14 years of service with benefit payments commencing at age 65. In the event Mr. Nordell dies after salary continuation benefits for early termination or normal retirement have begun, his beneficiaries would be entitled to the remainder of such benefits as if he had survived to receive the remainder of benefits for the fifteen years. In no event are salary continuation benefits paid under the agreement if Mr. Nordell is terminated for cause. In the event of any change of control of the Lake Community Bank, Mr. Nordell shall receive benefits under the agreement of $50,000 per year paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following his termination of employment with Lake Community Bank. The benefit payments upon a change of control to Mr. Nordell are reduced so that the payments to not result in an excess parachute payment as defined under Section 280G of the Code.

        On June 8, 2000, Western Sierra National Bank entered into an agreement with Ms. Fynes to provide her with severance benefits of up to two years' worth of her regular compensation at the time of severance of employment in the event of an Acquisition. The amount of the severance payment will be equal to Ms. Fynes' monthly base salary at the time of severance times the number of months beginning from the time of severance to the end of the 2 year period following the Acquisition. The severance agreement is for a term expiring on April 30, 2002. In the event of an Acquisition, if Ms. Fynes is not retained by the resulting corporation for at least to two years in a position comparable to that of the highest level senior vice president of the resulting corporation, or the resulting corporation reduces her base salary from her base salary at the time of the Acquisition during the two years following the Acquisition, then the resulting corporation shall pay her the severance payment in a lump sum.

        Ms. Lesa Fynes has a salary continuation agreement which provides that Western Sierra National Bank will pay her $50,000 per year for 15 years following her retirement from Western Sierra National Bank at age 65 or later ("Retirement Age"). In the event of disability while Ms. Fynes is actively employed prior to Retirement Age, she will receive a benefit amount that is a percentage of the $50,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when she reaches age 65 or the date on which she is no longer entitled to disability benefits provided by Western Sierra National Bank. In the event Ms. Fynes dies after being disabled, her beneficiaries would be entitled to such salary continuation benefits. In the event of termination with or without cause or voluntary termination, Ms. Fynes shall receive a benefit amount that is a percentage of the $50,000 per year for 15 years based on the vesting schedule below for 15 years beginning with the month following the month in which Ms. Fynes attains age 65 or beginning with the month following her death, if earlier. The vesting schedule is 5% per year of service for the first four years beginning January 1, 2000 and then 4% per year for the next 20 years. In the event of any Bancorp Acquisition, Ms. Fynes shall receive a lump sum at the time of the consummation of such transaction equal to the present value of the aggregate amount of the $50,000 per year being paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following the consummation of such transaction discounted using the long term monthly Applicable Federal Rate at the time of the consummation of such transaction. The lump sum payment is reduced if such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280G of the Code. Payment of salary continuation benefits to Ms. Fynes is subject to her not working as an employee, independent contractor, or consultant of or for a financial institution located within a 35 mile radius of the head office of Western Sierra National Bank within a period of three years from the date of termination of employment.

        In the event Ms. Fynes dies while employed by Western Sierra National Bank or dies after retirement, then pursuant to a split dollar agreement between Ms. Fynes and Western Sierra National Bank, her properly designated beneficiaries would be entitled to 75% of the difference between the death proceeds of certain life insurance policies with Ms. Fynes as the insured and the cash value of such policies, however in the event of Mr. Fynes dying after retirement, the aggregate amount paid under Ms. Fynes' salary continuation agreement and split dollar agreement shall be limited no more than the total of the 180 monthly payments that would have been paid to Ms. Fynes under hers salary continuation agreement as if Ms. Fynes retired and died after receiving all 180 monthly payments. Western Sierra National Bank would be entitled upon the death of Ms. Fynes to the remaining difference. As of December 31, 2002, 75% of the difference between the death proceeds of those certain life insurance policies and the cash value of such policies was $573,979. Ms. Fynes would be considered as being employed for purposes of the split dollar agreement in the event Mr. Fynes has at least 12 years of service with Western Sierra National Bank and is disabled for the entire period between the time of her disability and death or is on a Western Sierra National Bank board approved leave of absence.

Report of the Bancorp's Directors Review Committee on Executive Compensation

        Compensation Policies.    The Bancorp's Executive Committee consists of Messrs. Gall (Chairman), Fisher, Jahn, Kleinert, Prescott, Scariot and Bacchi (ex officio). The purpose of the Executive Committee is to review policies, review human resource issues, grant stock options and approve other personnel matters which are in excess of management's authority. The Executive Committee establishes the compensation plans and specific compensation levels of the Bancorp's Chief Executive Officer and other executive officers. The Executive Committee reviews its approach to executive compensation annually. Mr. Gall excuses himself from all matters relating to his compensation.

        The Executive Committee believes that executive officer compensation should be closely aligned with the performance of the Bancorp on a short-term and long-term basis, and that such compensation should be structured to assist the Bancorp in attracting and retaining key executives critical to its long-term success. To that end, the Executive Committee's policy for compensation packages of executive officers consists of three components: (i) an annual base salary; (ii) an annual incentive bonus based on the Bancorp's performance, and, in certain cases, individual performance as well; and (iii) stock option awards and salary continuation plans designed to link shareholder interests with those of executive management by providing long-term incentives to executive officers. The performance based aspects, items (ii) and (iii) above, are considered major elements of the overall compensation program.

Executive Officer Compensation.

        Base Salary:    The Executive Committee establishes a fixed base salary program for executive officers which is reviewed annually. In establishing base salaries, the Executive Committee considered salaries of comparably sized California bank holding companies. Executive officers may have their salaries adjusted from time to time as the size, complexity, and earnings of the bank holding companies change, in order to ensure that total compensation remains competitive.

        Annual Incentives:    The Executive Committee believes that incentives for officers are a key component for ensuring continued growth in shareholder value through increased earnings. Accordingly, executive officers earn bonuses based upon formulas approved by the Bancorp's board of directors.

        All executive officers are entitled to participate in the Bancorp's 401(k) and ESOP programs, but are subject to limitations on contributions and allocations as required by regulation.

        Long-term Incentives:    Long-term incentives are provided through the grant of stock options to certain employees of the Bancorp including executive officers. Stock options are granted at the market value prevailing on the date of grant and are intended to retain and motivate key management to improve the Bancorp's long-term shareholder value, as the options only have value if the market price of the underlying stock appreciates after the date granted.

        The Bancorp's ESOP recognizes and rewards employees for their efforts by making contributions to employees at the discretion of the Bancorp's board of directors.

Chief Executive Officer Compensation.

        Base Salary:    Mr. Gall is subject to the same annual salary review program as other executive officers of the Bancorp. As such, the Executive Committee targeted Mr. Gall's base salary at the competitive median for comparable sized California banks demonstrating comparable net earnings as taken from a variety of reliable sources. Mr. Gall's current base salary is believed reasonable by the Executive Committee based upon reference to competitive pay practices and the previously described compensation approach to executive officers. The Executive Committee believes that the performance based compensation program, as it related to the Chief Executive Officer, offers substantial additional compensation incentive to reward Mr. Gall for successful results.

        Performance Based Compensation:    Mr. Gall is eligible to participate in the same short-term and long-term incentive plans as the other executive officers of the Bancorp. In addition, some terms of the bonus plan for the Chief Executive Officer are different than the other executive officers.

        Pursuant to the provisions of the performance based compensation plan for the Chief Executive Officer, Mr. Gall was awarded a cash bonus resulting from the Bancorp's performance during 2001. In addition, Mr. Gall was granted options to purchase shares of Common Stock at the prevailing market value at the date of grant.

Members of the Executive Committee.

Gary Gall (Chairman)	Howard Jahn	William Fisher
Alan Kleinert	Harold Prescott	Osvalsdo Scariot
Charles Bacchi (ex officio)

The Executive Committee Interlocks and Insider Participation

        Messrs. Gall (Chairman), Jahn, Fisher, Kleinert, Prescott, Scariot and Bacchi (ex officio) served as members of the Executive Committee during 2001. Mr. Gary D. Gall is the President and Chief Executive Officer of the Bancorp. There are no Executive Committee interlocks between the Bancorp and other entities involving the Bancorp's executive officers or board members.

			Period Ending
Index
	04/25/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	03/31/02
Western Sierra Bancorp	100.00	146.88	132.94	118.75	94.06	149.30	195.88
S&P 500	100.00	128.38	165.03	199.76	181.56	160.00	160.44
SNL Western Bank Index	100.00	141.60	145.09	149.94	198.52	173.60	197.08

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Some of the Bancorp's directors and executive officers and their immediate families as well as the companies with which they are associated are customers of, or have had banking transactions with the Banks in the ordinary course of business, and the Banks expect to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features.

        On February 27, 2001, the Bancorp signed a note with the O. I. or Linda Scariot Revocable Living Trust dated March 19, 1992 which provided a loan of $750,000 to the Bancorp. The stated interest rate was 8%, and the note was due on March 1, 2002. The note was repaid on July 31, 2001. Mr. O. I. Scariot is a member of the Board.

SHAREHOLDER PROPOSALS

        The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the Bancorp's 2003 Annual Meeting of Shareholders is January 22, 2003. As to shareholder proposals, which are not contained in the proxy statement, SEC rules specify that certain requirements in the bylaws of the Bancorp be satisfied. The bylaws require that any shareholder wishing to make a nomination for director give advance notice of the nomination which shall be sent or delivered to the President of the Bancorp the later of, 21 days prior to any meeting of shareholders called for the election of directors, or 10 days after the date the notice of such meeting is sent to shareholders.

OTHER MATTERS

        Management does not know of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying Proxy as proxyholders to vote the shares represented by the Proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the Proxy.

WESTERN SIERRA BANCORP
/s/ Philip S. Wood
Dated: May 7, 2002	Philip S. Wood, Secretary

        The Annual Report to Shareholders for the fiscal year ended December 31, 2001 is being mailed concurrently with this Proxy Statement to all shareholders of record as of May 1, 2002.

        IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

        IN ORDER TO PROVIDE ADEQUATE MEETING ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

        A copy of the Bancorp's annual report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2001 is available without charge upon written request to Ms. Sandy Eisner at 4080 Plaza Goldorado Circle, Cameron Park, California 95682.

PROXY
WESTERN SIERRA BANCORP

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Messrs. William Fisher, Harold Prescott and Douglas Nordell, each of them as proxyholders with full power of substitution, to represent, vote and act with respect to all shares of common stock of Western Sierra Bancorp (the "Bancorp") which the undersigned would be entitled to vote at the meeting of shareholders to be held on June 11, 2002 at 5:00 p.m., at the Cameron Park Country Club, 3201 Royal Drive, Cameron Park, California or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

1.	Election of thirteen (13) persons to be directors.
	Charles W. Bacchi	Matthew A. Bruno	Barbara L. Cook	Lary A. Davis
	William M. Eames	William J. Fisher	Gary D. Gall	Howard A. Jahn
	Alan J. Kleinert	Thomas J. Manz	Douglas A. Nordell	Harold S. Prescott, Jr.
Osvaldo I. Scariot
☐	FOR ALL NOMINEES LISTED ABOVE (Except as marked to the contrary below)	☐	WITHHOLD AUTHORITY
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space below.)

2.	Ratification of the appointment of Perry-Smith LLP as the Bancorp's independent accountants.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	Transaction of such other business as may properly come before the meeting and any adjournments or adjournments thereof.

PLEASE SIGN AND DATE BELOW

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS. The Proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the Proxy will be voted in accordance with such instruction. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

        (Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

☐    I DO                            ☐    I DO NOT                            EXPECT TO ATTEND THE MEETING.

                          (Number of Shares)

                          (Please Print Your Name)

                          (Please Print Your Name)

                          (Date)

                          (Signature of Shareholder)

                          (Signature of Shareholder)

                          (Email Address)

THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE BANCORP A DULY EXECUTED PROXY BEARING A LATER DATE OR AN INSTRUMENT REVOKING THIS PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

QuickLinks

WESTERN SIERRA BANCORP 3350 Country Club Cameron Park, California 95682
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 11, 2002
WESTERN SIERRA BANCORP
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS JUNE 11, 2002
INTRODUCTION
VOTING SECURITIES
SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF PERRY-SMITH LLP AS THE BANCORP'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Summary Compensation Table
Option/SAR Grants Table Option/SAR Grants in Last Fiscal Year
Option/SAR Exercises and Year End Value Table Aggregated Option/SAR Exercises in Last Fiscal Year and Year End Option/SAR Value
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS
OTHER MATTERS